Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-170656 and 333-181771) of Graymark Healthcare, Inc. of our report dated April 9, 2012, with respect to the consolidated financial statements of Graymark Healthcare, Inc. as of and for the year ended December 31, 2011, which appears in this Form 10-K.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

April 1, 2013